Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2016	Quarter Ended June 30, 2015
Diluted earnings per share	$0.59	$0.55
Net Income	$1,611,000	$1,517,000
Return on average common equity	10.14%	10.23%
Return on average assets	1.00%	0.97%

Millersburg, Ohio – July 26, 2016 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2016 net income of $1,611,000 or $.59 per basic and diluted share, as compared to $1,517,000 or $.55 per basic and diluted share for the same period in 2015. For the six month period ended June 30, 2016 net income totaled $3,091,000, compared to $2,859,000 for the same period last year an increase of 8%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.14% and 1.00%, respectively, compared with 10.23% and 0.97% for the second quarter of 2015.

Eddie Steiner, President and CEO stated, “We are pleased to report record second quarter earnings on the strength of increased revenue. Demand for consumer and business loans is steady and credit quality remains acceptable.”

Revenue, on a fully-taxable equivalent basis, totaled $6.6 million during the quarter, a 3% increase from the prior-year second quarter. Net interest income increased $271 thousand in the second quarter of 2016 compared to the same period in 2015, driven primarily by growth in average loans outstanding of $30 million and a lower cost of funds. As a result, the net interest margin improved by .07% to 3.65% during the second quarter of 2016 from 3.58% a year earlier.

Noninterest revenue declined by $83 thousand, or 7%, in the second quarter of 2016 compared to 2015. The decline reflects a decrease in service charges on deposit accounts, a $25 thousand loss on fixed asset retirement and reductions in gains on the sale of securities and mortgage loans. These reductions were partially offset by increases in interchange fees.

Noninterest expense amounted to $4 million during the quarter, an increase of $88 thousand or 2% from second quarter 2015. The Company’s second quarter efficiency ratio amounted to 60.8% as compared to 61.5% for the same quarter in the prior year. Salary and employee benefits rose $75 thousand, or 3%, on a quarter over prior year quarter with increases in base salary, healthcare coverage and employment taxes.

Federal income tax provision totaled $705 thousand in second quarter 2016, compared to $669 thousand for the same quarter in 2015 reflecting a slightly improved effective tax rate of 30% for the comparable quarters.

Average total assets during the quarter amounted to $647 million, an increase of $22 million or 3% above the same quarter of the prior year. Average loan balances of $447 million increased $30 million, or 7%, from the prior year second quarter while average securities balances of $151 million increased $3 million or 2% as compared to second quarter 2015.

Average commercial loan balances for the quarter, including commercial real estate, increased $20 million, or 7%, from prior year levels. Average residential mortgage balances increased $4 million, or 4%, over the prior year’s quarter. Average home equity balances increased $3 million, or 8%, and average consumer credit balances increased $3 million, or 36%, versus the same quarter of the prior year.

Delinquent loan balances as of June 30, 2016 amounted to 0.82% of total loans as compared to 1.06% at June 30, 2015. Nonperforming assets totaled $2.8 million, or 0.62%, of total loans plus other real estate, a decrease from $3.1 million, or 0.75%, of total loans plus other real estate at June 30, 2015. The allowance for loan losses amounted to 1.14% of total loans on June 30, 2016.

Net loan charge-offs during second quarter 2016 were $14 thousand, or 0.01% annualized, compared to second quarter 2015 net loan charge-offs of $32 thousand.

Average deposit balances for second quarter 2016 totaled $516 million, an increase of $16 million, or 3%, from the prior year’s second quarter. Within the deposit category, average noninterest-bearing account balances for the second quarter increased by $14 million, or 11%, above the same period in the prior year. Average interest-bearing checking, money market and traditional savings balances increased $11 million, or 5%, from year ago levels, while average time deposit balances decreased $9 million, or 7%, from second quarter 2015. In addition to the changes in average deposit balances, the average balance of securities sold under repurchase agreement during the second quarter of 2016 increased by $1 million, or 2%, above the average for the same period in the prior year. Repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts.

Shareholders’ equity totaled $64.4 million on June 30, 2016 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.2% on June 30, 2016, as compared to 8.7% on June 30, 2015. The Company declared a second quarter dividend of $0.19 per share producing a yield of 3.0% based on the June 30, 2016 closing price of $25.20.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $650 million as of June 30, 2016. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas and Stark counties and Trust offices located in Millersburg, North Canton and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

	Quarters
(Unaudited) (Dollars in thousands, except per share data)	2016 2nd Qtr	2016 1st Qtr	2015 4th Qtr	2015 3rd Qtr	2015 2nd Qtr	2016 6 months	2015 6 months
EARNINGS
Net interest income FTE (a)	$5,539	$5,373	$5,262	$5,150	$5,255	$10,912	$10,346
Provision for loan losses	165	164	—	—	195	329	389
Other income	1,097	992	1,071	1,119	1,180	2,089	2,234
Other expenses	4,062	3,989	3,930	3,944	3,974	8,051	7,922
FTE adjustment (a)	93	88	89	82	80	181	157
Net income	1,611	1,480	1,607	1,556	1,517	3,091	2,859
Diluted earnings per share	0.59	0.54	0.59	0.57	0.55	1.13	1.04
PERFORMANCE RATIOS
Return on average assets (ROA)	1.00%	0.93%	0.98%	0.98%	0.97%	0.97%	0.92%
Return on average common equity (ROE)	10.14%	9.48%	10.41%	10.27%	10.23%	9.83%	9.79%
Net interest margin FTE (a)	3.65%	3.57%	3.39%	3.43%	3.58%	3.61%	3.55%
Efficiency ratio	60.76%	62.20%	61.55%	62.42%	61.47%	61.46%	62.76%
Number of full-time equivalent employees	166	162	161	161	163
MARKET DATA
Book value/common share	$23.49	$22.90	$22.35	$22.09	$21.53
Period-end common share mkt value	25.20	24.25	24.50	24.20	25.00
Market as a % of book	107.28%	105.90%	109.62%	109.55%	116.12%
Price-to-earnings ratio	11.00	10.78	11.14	11.31	11.79
Cash dividends/common share	$0.19	$0.19	$0.19	$0.19	$0.19	$0.38	$0.38
Common stock dividend payout ratio	32.20%	35.19%	32.20%	33.33%	34.54%	33.63%	36.54%
Average basic common shares	2,742,242	2,741,379	2,739,664	2,739,405	2,739,405	2,741,811	2,739,405
Average diluted common shares	2,742,242	2,741,379	2,741,243	2,742,455	2,742,738	2,741,811	2,742,381
Period end common shares outstanding	2,742,242	2,742,242	2,740,996	2,739,405	2,739,405
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$69,104	$66,499	$67,154	$66,294	$68,485
ASSET QUALITY
Gross charge-offs	$18	$10	$104	$95	$39	$28	$149
Net (recoveries) charge-offs	14	(179)	(30)	25	32	(165)	113
Allowance for loan losses	5,156	5,005	4,662	4,632	4,656
Nonperforming assets (NPAs)	2,806	1,915	1,681	2,018	3,117
Net charge-off (recovery) /average loans ratio	0.01%	(0.17)%	(0.03)%	0.02%	0.03%	(0.08)%	0.05%
Allowance for loan losses/period-end loans	1.14	1.15	1.10	1.12	1.12
NPAs/loans and other real estate	0.62	0.44	0.40	0.49	0.75
Allowance for loan losses/nonperforming loans	188.59	261.35	277.35	229.54	149.38
CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.19%	9.11%	8.69%	8.81%	8.69%
Average equity to assets	9.88	9.77	9.38	9.50	9.52
Average equity to loans	14.29	14.63	14.99	14.73	14.25
Average loans to deposits	86.71	83.55	77.95	81.21	83.61
AVERAGE BALANCES
Assets	$646,642	$640,670	$652,725	$632,539	$625,032	$643,656	$623,800
Earning assets	610,138	604,911	615,725	595,806	588,464	607,524	587,475
Loans	447,009	427,916	408,524	408,069	417,347	437,462	416,062
Deposits	515,511	512,192	524,078	502,514	499,157	513,851	498,407
Shareholders’ equity	63,877	62,625	61,230	60,112	59,473	63,251	58,912
ENDING BALANCES
Assets	$649,890	$637,202	$650,314	$632,381	$622,956
Earning assets	610,221	602,306	610,251	597,476	584,510
Loans	450,789	433,453	422,871	412,974	415,198
Deposits	516,497	509,980	525,042	505,088	496,404
Shareholders’ equity	64,407	62,796	61,266	60,504	58,966

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2016	2015
ASSETS
Cash and cash equivalents
Cash and due from banks	$16,859	$15,244
Interest-earning deposits in other banks	11,268	23,672
Federal Funds Sold	—	—

Total cash and cash equivalents	28,127	38,916
Securities
Available-for-sale, at fair-value	119,355	107,409
Held-to-maturity	23,845	33,554
Restricted stock, at cost	4,614	4,614

Total securities	147,814	145,577
Loans held for sale	350	63
Loans	450,789	415,198
Less allowance for loan losses	5,156	4,656

Net loans	445,633	410,542
Goodwill and core deposit intangible	5,172	5,295
Bank owned life insurance	10,222	9,948
Premises and equipment, net	8,660	8,374
Accrued interest receivable and other assets	3,912	4,241

TOTAL ASSETS	$649,890	$622,956

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$156,365	$139,603
Interest-bearing	360,132	356,801

Total deposits	516,497	496,404

Short-term borrowings	54,125	51,702
Other borrowings	12,574	13,738
Accrued interest payable and other liabilities	2,287	2,146

Total liabilities	585,483	563,990

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2016 and 2015	18,629	18,629
Additional paid-in capital	9,815	9,884
Retained earnings	40,079	35,908
Treasury stock at cost - 238,360 shares in 2016 and 241,197 in 2015	(4,784)	(4,871)
Accumulated other comprehensive gain (loss)	668	(584)

Total shareholders’ equity	64,407	58,966

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$649,890	$622,956

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income:
Loans, including fees	$4,966	$4,744	$9,708	$9,318
Taxable securities	662	670	1,398	1,357
Nontaxable securities	165	137	319	267
Other	20	17	49	33

Total interest and dividend income	5,813	5,568	11,474	10,975

Interest expense:
Deposits	250	272	509	544
Other	117	121	234	242

Total interest expense	367	393	743	786

Net interest income	5,446	5,175	10,731	10,189
Provision for loan losses	165	195	329	389

Net interest income after provision for loan losses	5,281	4,980	10,402	9,800

Noninterest income
Service charges on deposits accounts	288	315	566	601
Trust services	218	243	444	445
Debit card interchange fees	271	246	533	473
Gain on sale of loans	118	122	150	192
Gain on sale of securities	—	21	—	56
Other	202	233	396	467

Total noninterest income	1,097	1,180	2,089	2,234

Noninterest expenses
Salaries and employee benefits	2,299	2,224	4,626	4,374
Occupancy expense	233	258	477	525
Equipment expense	169	165	343	331
Professional and director fees	189	202	363	492
Software expense	198	213	384	402
Marketing and public relations	143	99	228	175
Debit card expense	114	108	218	208
Other expenses	717	705	1,412	1,415

Total noninterest expenses	4,062	3,974	8,051	7,922

Income before income tax	2,316	2,186	4,440	4,112
Federal income tax provision	705	669	1,349	1,253

Net income	$1,611	$1,517	$3,091	$2,859

Net income per share:
Basic	$0.59	$0.55	$1.13	$1.04

Diluted	$0.59	$0.55	$1.13	$1.04